EXHIBIT 23.3

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Artisan Components, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-3 of Artisan Components, Inc. of our report dated December 13, 2000 relating to the statements of assets acquired and liability assumed of the Silicon Library product line of Synopsys, Inc. as of October 31, 2000 and September 30, 1999, and the related statements of direct revenues and expenses for the years then ended and the one-month period ended October 31, 1999 which report appears in Form 8-K/A of Artisan Components, Inc. filed March 12, 2001.

We also consent to the references to us under the heading “Experts” in this Registration Statement on Form S-3 and the reference to the indemnification agreement between Artisan Components, Inc. and KPMG LLP included under the heading “Experts” in this Registration Statement on Form S-3.

Our report dated December 13, 2000 contains an explanatory paragraph that states that the Silicon Library product line acquired by Artisan Components, Inc. was operated as an integral part of Synopsys, Inc. and has no separate legal existence. The basis of presentation of the statements referred to above is described in Note 1 to the financial statements.

/s/ KPMG LLP

Mountain View, California
May 3, 2002